Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION ELECTS ANN E.BERMAN
TO ITS BOARD OF DIRECTORS

Andrew H. Tisch and Jonathan M. Tisch
Elected Co-Chairmen Of The Board

NEW YORK, January 10, 2006 -- Loews Corporation (NYSE:LTR) reported today that Ann E. Berman has been elected a Director of Loews. Ms. Berman is currently serving as Vice President for Finance and Chief Financial Officer of Harvard University, a post she has held since 2002. She also is a member of the Board of the Harvard Management Company, which is responsible for the active management of the University's endowment. Ms. Berman recently announced her retirement from Harvard University and from the Board of the Harvard Management Company effective April 1, 2006.

The Company also reported today that its Board of Directors has elected Andrew H. Tisch and Jonathan M. Tisch as Co-Chairmen of the Board to succeed Preston R. Tisch, who passed away last November. Andrew H. Tisch and Jonathan M. Tisch have each served as a Director of the Company since 1985 and 1986, respectively, and together with James S. Tisch, the Company's Chief Executive Officer, comprise the Company's Office of the President. Andrew H. Tisch also serves as Chairman of the Executive Committee and Jonathan M. Tisch serves as Chairman and Chief Executive Officer of the Company's Loews Hotels subsidiary.

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